Exhibit 99b

DALRADA FINANCIAL CORPORATION
PRESS RELEASE

FOR RELEASE:  Market Open, May 5, 2006

CONTACT:  Eric Gaer, VP Marketing and Investor Relations
858-277-5300
egaer@dalrada.com

DALRADA FINANCIAL APPOINTS CHIEF ACCOUNTING OFFICER
Management and board changes detailed in 8-K filing

SAN DIEGO, CA, May 5, 2006 - Dalrada Financial Corporation (OTCBB: DRDF) today announced the appointment of Robert A. Dietrich to the position of Chief Accounting Officer, effective April 16, 2006. Mr. Dietrich replaced Randall Jones, who resigned as the Company’s Chief Financial Officer, effective April 15, 2006, for personal reasons.

Mr. Dietrich had served as a director of Dalrada since January 2000 until resigning as of March 1, 2006. For a period of time during 2002 he served as Chief Accounting Officer and President of Source One Group, a subsidiary of Dalrada. He is currently a Director, COO and CFO of Security First International Holdings, Inc. During 2004 and 2005 he was President and CEO of Energy Transfer Corporation, a privately held bio-energy company. In 2003 and 2004 he was Founder and Chief Financial Officer of Modofood USA, Inc., a privately held food technology enterprise. In 1998 he helped found Cyber Air Communications, Inc. in which he served as a Director and President until 2002. Mr. Dietrich has been performing investment banking and consulting services for clients since 1990. Prior to that he has served as CEO, COO or CFO of privately held middle market companies. He is an accounting graduate from Notre Dame and possesses an MBA from University of Detroit. He possesses a CPA certificate from Illinois.

“I am pleased to welcome Bob Dietrich back to Dalrada, where he has served with distinction as a member of our Board of Directors and as a financial executive with our SourceOne Group subsidiary,” said Brian Bonar, Chairman and CEO. “He has a broad background in public company accounting and financial reporting, which should serve us well as we continue to experience rapid growth,” he added.

As previously announces in March of this year, at its regular meeting on March 1, 2006, the Board accepted the resignations of Robert Dietrich and Steven Fryer, both of who joined the Board in 2000. Both cited personal reasons for their departure.

The Board appointed Stanley A. Hirschman and David P. Lieberman to fill the vacant seats, effective March 1, 2006. Both have been nominated for election at Dalrada’s annual meeting scheduled for May 25, 2006.

About Dalrada Financial Corporation:

Dalrada Financial Corporation provides employer business solutions to small to medium-size businesses. The Company assists clients in providing a wide variety of management and employee programs that increase business efficiency. These include: payroll and human resources support, staffing, employee benefits, risk management insurance (including workers’ compensation and business liability), financial management, and other business management products and services.

Information on the Dalrada family of companies is available at: www.dalrada.com, www.thesolvisgroup.com, www.mandmnursing.com, www.colorvisuals.com, and www.color.com.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.